Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE CLOSING AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE CLOSING AGREEMENT (this "Agreement") is made and entered into effective this 2nd day of April, 2012 (the "Effective Date"), by and between ANTHONY LOMBARDO, M.D. ("Seller"), FCID MEDICAL, INC., a Florida corporation ("Buyer"), and FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC, a Delaware limited liability company authorized to do business in Florida (the "Company").

BACKGROUND

Seller owns all of the issued and outstanding membership interests of the Company, such membership interests being uncertificated (the "Purchased Membership Interests"). The Company is engaged in the business of providing medical and related healthcare services (the "Business").

The Company and Buyer have previously entered into a letter of intent regarding the transactions being closed pursuant to this Agreement (the "Letter of Intent"), pursuant to which Buyer made certain payments to Seller with respect to the Purchase Price (as defined below).

Seller has provided Buyer with all financial statements, disclosures, and other information necessary for Buyer to evaluate the transactions contemplated herein, and Buyer has acknowledged the satisfactory completion of any due diligence review.  Seller and the Company have provided full access to Buyer with respect to the Company's financial, business, and legal condition from the date of the Letter of Intent until the Effective Date.

Buyer is a subsidiary of First Choice Healthcare Solutions, Inc., a Delaware corporation ("FCHS").  Buyer is purchasing, and Seller is selling, Seller's entire interest in the Company upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller (each a "Party" and collectively the "Parties") agree and acknowledge as follows:

ARTICLE I

CLOSING ON PURCHASE AND SALE

1.1 Purchase by Buyer.  Upon the terms and conditions set forth in this Agreement, as of the Effective Date, Buyer has purchased from Seller, and Seller has sold to Buyer, the Purchased Membership Interests, such membership interests evidencing Seller's entire interest in the Company and its assets.

1.2 Purchase Price.  The fair market value of the Purchased Membership Interests has been appraised by Professional Business Brokers, an independent valuation firm qualified in valuing medical practices, and the purchase price for the Purchased Membership Interests, which is within the range determined by Professional Business Brokers, is Two Million Five Hundred Twenty-Four Thousand Dollars ($2,524,000.00) (the "Purchase Price").  Buyer shall pay to Seller the Purchase Price in the manner set forth in this Article I.  The Purchase Price is made up of a cash portion, which is composed of approximately $1.141 million of previous cash advances and deposits made by Buyer, of which Seller acknowledges receipt, plus 244,045 shares of the restricted, unregistered common stock of FCHS that have a total market value equal to the net amount due Seller at Closing (based on the average closing price of such shares of stock during the months of November and December 2011, and adjusted for the 4-to-1 reverse stock split) (the "FCHS Shares").  The FCHS Shares are subject to Rule 144 of the Securities Act of 1933 and other restrictions imposed on unregistered shares of stock by federal and Florida law, and the certificates representing the FCHS Shares shall contain a standard Securities Exchange Act of 1934 restrictive legend and an additional legend providing that the FCHS Shares shall vest as follows:  10% on April 3, 2013; 10% on April 3, 2014; 10% on April 3, 2015; 30% on April 3, 2016; and the final 40% on April 3, 2017.  The final allocation of the Purchase Price is set forth in the closing statement executed by the Parties, and such allocations along with the final Purchase Price shall be subject to reasonable post-closing adjustments as determined by the Buyer's accountants.

1.3 Closing.  The purchase and sale and other transactions contemplated by this Agreement closed as of the Effective Date ("Closing).  At the Closing, the following has occurred:

(a) Transfer of the Purchased Membership Interests.  Seller shall be deemed to have transferred all of the Purchased Membership Interests to Buyer, and this Agreement shall constitute Seller's assignment of the Purchased Membership Interests to Buyer, and counsel for Buyer shall inform the Florida Agency for Health Care Administration that such assignment has taken place.

(b) Issuance of the FCHS Shares.  Buyer shall cause FCHS to issue the FCHS Shares to Seller within thirty (30) days following the Effective Date.

(c) Transaction Documents.  All documents relating to the transactions contemplated by this Agreement have been executed and delivered between the Parties as necessary or appropriate to consummate such transactions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller.  Seller and the Company, jointly and severally, represent and warrant to Buyer that as of Closing:

(a) Title.  Seller is the sole legal and beneficial owner of the Company, and that the Purchased Membership Interests represent all of the issued and outstanding membership interests relating to the Company, and that Seller has good and marketable title to all of the Purchased Membership Interests, free and clear of any and all claims, liens, encumbrances and security interests whatsoever.

(b) Organization.  The Seller is the only member of the Company, which is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in Florida, with all requisite power and authority to operate the Business as it is now being conducted.

(c) Corporate Authorization.  Seller and Company have full legal power and authority to execute and deliver this Agreement and any and all other documents contemplated by this Agreement.  All action on the part of Company and Seller as the sole member of the Company necessary for the authorization, execution, delivery and performance of this Agreement and all other documents related thereto has been taken or will be taken prior to or at the Closing.  This Agreement and all other agreements and documents to be executed at Closing or thereafter in connection with the Closing, when executed and delivered by the Company or Seller, constitute the valid and binding obligation of the signatories, enforceable in accordance with their respective terms.  The Company has full power and authority to transfer the Purchased Membership Interests to Buyer in accordance with the terms of this Agreement, and the Purchased Membership Interests shall be fully paid, non-assessable, and free and clear of all liens, encumbrances, and charges.

(d) No Consents.  No third party consents or governmental authorizations, other than those already given, are required for the transfer of the Purchased Membership Interests to Buyer and the consummation of the other transactions contemplated by this Agreement.

(e) Assets of the Company.  The Company owns all of its tangible and intangible assets, free and clear of any and all claims, liens, encumbrances and security interests whatsoever.

(f) FCHS Shares.  Seller understands that the FCHS Shares are subject to periodic filings and disclosures under the federal securities laws and has reviewed those filings and has asked such questions of FCHS management as appropriate to understand the value of the FCHS Shares.

(g) Fair Market Value.  The Purchase Price represents the fair market value of the Purchased Membership Interests.

(h) Meeting of All Closing Conditions.  No action or proceeding has been commenced against Buyer, Seller, or the Company, regarding the transactions contemplated by this Agreement, and all legal and regulatory requirements for the Closing have been satisfied.

(i) Employment Agreement.  Seller agrees to enter into an employment agreement with the Company consistent those entered into by other physician employees and as reasonably requested by Buyer.

(j) Full Disclosure.  There are no facts or circumstances not disclosed or known to Buyer that could reasonably be expected to have a material adverse effect on the Company or the Business or on Buyer's operation of the Company or the Business.

2.2 Representations and Warranties of Buyer.  Buyer represents and warrants to Seller that as of Closing:

(a) Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

(b) Due Diligence.  Buyer has had an opportunity to discuss Company's business, management, and financial affairs with Company's management and has had the opportunity to review Company's financial statements and business operations.  Buyer has also had an opportunity to ask questions of officers of Company, which questions have been answered to Buyer's satisfaction.

(c) Corporate Authorization.  Buyer has full legal power and authority to execute and deliver this Agreement and any and all other documents contemplated by this Agreement.  All action on the part of Buyer necessary for the authorization, execution, delivery, and performance of this Agreement and all other documents related thereto has been taken or will be taken prior to or at the Closing.  Each of the agreements and documents to be executed at Closing, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

(d) No Consents.  Except as set forth above, no other third party consents or governmental authorizations are required for Buyer's purchase of the Purchased Membership Interests and the consummation of the other transactions contemplated by this Agreement.

2.3 Survival of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall survive Closing and shall survive and continue in full force and effect for the benefit of Seller after the Closing.  The representations and warranties of Seller contained in this Agreement shall survive Closing and shall survive and continue in full force and effect for the benefit of Buyer after the Closing.

ARTICLE III

INDEMNIFICATION

3.1 Indemnification and Reimbursement.  Seller will indemnify and hold harmless Buyer, its officers, shareholders, agents, successors and assigns, and Buyer will indemnify and hold harmless Seller, his heirs and successors, and each will reimburse their respective indemnified persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value arising from or in connection with:

(a) any breach of any representation or warranty made in this Agreement or any other certificate, document, writing or instrument delivered pursuant to this Agreement; or

(b) any breach of any covenant or obligation contained in this Agreement or in any other certificate, document, writing or instrument delivered pursuant to this Agreement.

3.2 Setoff.  Buyer shall have the right to setoff any claimed indemnification obligations of Seller against any obligation of Buyer to Seller under this Agreement or any other agreement or contract.

ARTICLE IV

MISCELLANEOUS

4.1 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles and Sections mean the Articles and Sections of this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

4.2 Time of the Essence.  time is of the essence with regard to all matters contemplated in this Agreement.

4.3 Expenses of the Parties.  Buyer and Seller shall each pay their own expenses, including the expenses of the accountants and attorneys, in connection with the negotiation, execution and performance of this Agreement.

4.4 No Partnership.  The terms of this Agreement are intended to embody the economic relationship among the Parties and shall not constitute a partnership or joint venture of any nature whatsoever.

4.5 Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

4.6 Severability.  Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and if any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

4.7 Background.  All statement made in the Background section of this Agreement set forth above are incorporated by reference and made a part of this Agreement.

4.8 Incorporation by Reference.  Every exhibit, schedule, or other appendix attached to this Agreement or referred to herein, if any, is hereby incorporated in this Agreement by reference unless this Agreement expressly provides otherwise.

4.9 Further Action.  Each Party agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

4.10 Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State without giving effect to the principles of conflict of laws thereof.  The Parties agree that any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of Brevard County, Florida.  Each Party hereby irrevocably and unconditionally accepts the exclusive personal jurisdiction of such courts for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in such courts, and waives any claim that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

4.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be an original.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an electronic mail message (any such delivery, an "Electronic Delivery"), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party hereto, each other Party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other Parties.  No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

4.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries or any direct or indirect wholly-owned subsidiaries of FCHS. No assignment shall relieve the assigning Party of any of its obligations hereunder.

4.13 Integration and Amendment.  This Agreement and the Letter of Intent constitute the entire agreement between the Parties with respect to its subject matter. In the event of any conflict between the Letter of Intent and this Agreement, this Agreement (and the closing statement) will control.  No modification or amendment of this Agreement may be made except in a writing signed by the Party to be bound thereby.

4.14 Third Party Beneficiaries.  This Agreement is entered into among the Parties for the exclusive benefit of the Parties, as well as their permitted successors and assigns.  This Agreement is expressly not intended for the benefit of any creditor of any Party or any other person.  No such creditor or third party shall have any rights under this Agreement.

4.15 Notice.  Any notices required or permitted hereunder shall be deemed sufficiently given upon delivery if such notice is in writing and is delivered via hand delivery, registered or certified mail, overnight courier, or by facsimile or electronic mail, as follows:

If to Seller or the Company:

Anthony Lombardo, M.D.
709 South Harbor City Boulevard, Suite 100
Melbourne Florida 32901

If to Buyer:

709 South Harbor City Boulevard, Suite 250
Melbourne Florida 32901
Attention:  Christian Romandetti, President

Any Party may change the information set forth above upon written notice to the other Party as provided in this Section.

4.16 Public Announcement.  Buyer and FCHS shall be permitted to issue a public statement or press release about this Agreement.

4.17 Binding Effect.  The terms, covenants, and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

4.18 Waiver.  Neither Party's waiver of the other's breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition in this Agreement.

4.19 Compliance.  The Parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local, and federal law, including without limitation federal and state self-referral and anti-fraud and abuse laws, now or hereafter in existence.  Notwithstanding any unanticipated effect of any of the provisions herein, no Party will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of fraud and abuse of patient referral laws.  In the event there shall be changes in the Medicare or Medicaid laws, other federal or state laws, determinations, or interpretations under case law or applicable and valid rules or regulations of governmental authority, which materially adversely affect any or all Parties, or the terms of this Agreement, the Parties shall immediately enter into good faith negotiations regarding the provisions of this Agreement with the intent of modifying this Agreement and the related business transactions to comply with applicable law and which approximate as close as possible the intended relationship of the Parties prior to the change in the law.

4.20 Dispute Resolution; Attorneys' Fees.  In the event of a dispute concerning the terms or conditions of this Agreement that cannot be resolved informally, either Party may require that the Parties shall first submit the matter to mediation, pursuant to the mediation procedures of a mediation agency selected by the Parties.  This mediation shall consist of two mediation sessions of at least two hours each, or until the mediator declares that the Parties have reached an impasse, whichever occurs sooner.  The Parties shall be required to exercise their right to mediation prior to proceeding with litigation.  In the event that suit or other action is brought to enforce the provisions of this Agreement after mediation has concluded without a resolution, the prevailing Party shall be entitled to recover from any non-prevailing Party all costs and reasonable attorneys' fees, including attorneys' fees upon appeal incurred in connection therewith.

4.21 NO JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first written above.

SELLER:

/s/ Anthony Lombardo, M.D.
Anthony Lombardo, M.D.

BUYER:

FCID MEDICAL, INC.

By:	/s/ Christian Romandetti
Christian Romandetti, President

COMPANY:

FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC

By:	/s/ Anthony Lombardo, M.D
Anthony Lombardo, M.D
Sole Member and Manager